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                                                                   Exhibit 10.10

[LOGO]                                  [LETTERHEAD]

September 24, 1999

Robert M. Gardner
15711 East Alta Vista Way
San Jose, CA 95127

Dear Bob,

We are pleased to offer you the position of Chief Operating Officer, reporting to President and Chief Executive Officer, Richard H. Forte. You will be responsible for all semiconductor operations, which include process technology, digital, analog, and mixed signal design, and all wafer fab and back-end manufacturing and engineering. You will also be in charge of all software engineering and development, all hardware design, development, and manufacturing, all board level design, development, and manufacturing, and other administrative functions to be determined within 90 days of employment.

If you accept our offer, your terms of employment will be defined in more detail in an employment agreement to be prepared shortly by ITeX legal counsel. Your starting base salary for this position will be $175,000 per year. Health, dental, and vision insurance plans will be available starting on the first day of the calendar month following your date of hire. If you should choose to stay with your current health care provider instead of the providers under ITeX's health, dental, and vision plans, ITeX will reimburse you on a monthly basis, starting on the first day of the calendar month following your date of hire, up to the portion of Company Contribution that ITeX would have normally contributed for the health, dental, and vision plans for you and your immediate family.

You will be eligible to participate in the ITeX management incentive plan based on individual and corporate performance. If ITeX should terminate your employment on its own initiative for any reason other than good cause after July 1, 2000, you will be eligible to receive (1) severance pay in an amount equal to 12 months compensation at your then-current rate; (2) any earned but unpaid bonus under the management incentive plan; and (3) for up to 12 months immediately after the date of such termination without good cause by ITeX, or until you are covered by another employer's health care plans or benefits, whichever comes first, your and your immediate family's health, dental, and vision insurance plans at the same level that you and your family are covered by ITeX immediately before such termination, all conditioned on your execution of a general release of liability in favor of ITeX at the time of your termination.

Subject to approval by ITeX's Board of Directors, you will be granted options to purchase 400,000 shares of the common stock of ITeX at a price to be decided by the Board. These options are to vest over a four year period commencing with the date of hire in accordance with the following schedule. 20% of the shares shall vest on the first anniversary of your date of hire; 2 1/12% of the shares shall vest at the end of each of the 13th through 24th months, and the 37th through 48th months following your date of hire; 2 1/2% of the shares shall vest at the end of the 25th through 36th months following your date of hire. Should you leave ITeX during the vesting period, your options will cease to accrue, as more fully described in ITeX's option plan and agreement. If your employment is terminated by ITeX without good cause after July 1, 2000, but before the one year anniversary of your date of hire, ITeX will accelerate your vesting for the portion that would have otherwise vested upon the first anniversary of your employment with ITeX.

By countersigning this letter, you accept our offer and confirm that (i) you are not a party to any employment agreement or other contract or arrangement which prohibits or would interfere with your full time employment with ITeX,
(ii) you will not disclose any trade secret or confidential information of any third party to ITeX, and (iii) you do not know of any conflict which would restrict your employment with ITeX.

By accepting a position with ITeX, you acknowledge that your employment is on an at-will basis and for an unspecified duration. Neither this offer letter nor any policy or procedure of ITeX nor any verbal representations shall confer any right to continuing employment. Either ITeX or you may terminate your employment relationship at any time, with or without cause. You further understand that neither job performance, promotions, accommodations, bonuses nor anything else shall imply an obligation on the part of ITeX to continue your employment.

This offer is subject to approval of the ITeX Board of Directors and is conditional on an employment start date on or before October 4, 1999 and your execution of ITeX's standard Employee Confidentiality and Invention Assignment Agreement. If you have any questions concerning this offer, please contact Janet Chen immediately at (408) 980-8689 ext. 208. If you accept our offer, please sign this offer letter where indicated and return it to Janet Chen or fax it to her private fax number (408) 980-9214. This offer will expire of its own accord if it is not accepted in writing by 5pm on October 4, 1999.

We look forward to having you join the ITeX team.

Very truly yours,

Integrated Telecom Express, Inc.


/s/ Rich Forte
--------------------------
Rich Forte
President and CEO
                                            Accepted and agreed

                                            By: /s/ Robert M. Gardner
                                               -------------------------------
                                            Start Date:  9/27/99
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